EXHIBIT 10.2

[August Technology Letterhead]

May 5, 2005

Via Hand Delivery

David Klenk

9680 Laforet Drive

Eden Prairie, MN 55347

Re:          Separation Agreement and Release

Dear David:

As you know, your employment with August Technology Corporation (“August Technology”) will terminate effective at the close of business on Monday, June 6, 2005.  The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific severance pay and benefits that August Technology will provide you in exchange for your agreement to the terms and conditions of this Agreement.  While this Agreement is being provided to you now for your review, you may not sign this Agreement until on or after June 6, 2005.

By your signature below, you agree to the following terms and conditions:

1.             End of Employment.  Your employment with August Technology will end effective at the close of business on June 6, 2005.  Your last active day of employment with August Technology will be May 19, 2005.  You will receive a final paycheck for services through June 6, 2005 on the normal payroll schedule.  With your final paycheck, you will also receive payment from August Technology for all accrued and unused Paid Time Off (PTO) at your regular rate.  August Technology will provide information to you regarding your COBRA election rights under separate cover.

2.             Severance pay and Benefits.  Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, August Technology agrees as follows:

a.             To pay you One Hundred Seven Thousand, Five Hundred and 00/100 Dollars ($107,500), less applicable withholding, which is the equivalent of six (6) months of your base salary, to be paid in substantially equal installments on August Technology’s regularly scheduled paydays beginning with the first regularly scheduled payday following the expiration of the rescission periods described in Section 5 below.  The payment described in this Section 2.a. shall be considered timely if placed in the U.S. Mail, postage prepaid, and postmarked on the date such payment is due.  If the date such payment would be due falls on a weekend or holiday, payment shall be considered timely if it is placed in the U.S. Mail, postage prepaid, on the next business day following such weekend or holiday.

b.             Provided you timely elect COBRA, to continue to pay your COBRA premiums through December 31, 2005, for health and dental insurance coverage under August Technology’s group health and dental insurance plans.  August Technology will discontinue payments under this Section 2.b. before December 31, 2005 if, and at such time as, you (1) are covered or eligible to be covered under the health and/or dental insurance policy of a new employer, or (2) cease to participate, for whatever reason, in August Technology’s group insurance plans.  By your signature below, you acknowledge and agree that August Technology may modify or terminate its group insurance plans at any time and that you shall have the same right to participate in August Technology’s group insurance plans only as is provided on an equivalent basis to the company’s employees.  You further agree to promptly provide August Technology notice if you become covered or eligible to be covered under the health and/or dental insurance policy of a new employer.  Notwithstanding the foregoing, the COBRA period for continuation of your insurance coverage under August Technology’s group plans will begin on July 1, 2005.

c.             To pay Lee Hecht Harrison up to $15,000 to provide you with outplacement services.  (Additional information regarding such outplacement services is attached to this Agreement.)  Such outplacement services will be made available to you beginning on the date you sign this Agreement provided you do not rescind this Agreement.

d.             Your unvested stock options will accelerate and become immediately exercisable as of June 6, 2005.

3.             Release of Claims.  Specifically in consideration of the severance pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.             You hereby do release, agree not to sue, and forever discharge August Technology (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with August Technology, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.             This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, severance pay or benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 210l, et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.  You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past or present claim to employment with August Technology.

c.             You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against August Technology, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.             You are not, by signing this Agreement, releasing or waiving (1) any vested benefits or claims for benefits under August Technology’s employee benefit plans, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment benefits and payments specifically promised to you under this Agreement or your Employment Agreement, as amended by the Amendment to Employment Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, or (5) the right to apply for state unemployment compensation benefits.

e.             August Technology, as used in this Section 3, shall mean August Technology Corporation and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of August Technology Corporation, in their official and individual capacities.

3.5.          August Technology’s Release of Claims.  Specifically in consideration of your covenants as described in this Agreement, to which August Technology would not otherwise be entitled, by signing this Agreement, August Technology agrees to release, agrees not to sue, and forever discharges you of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, it has or might have against you, whether known or unknown, in law or equity, contract or tort, arising within the scope of your employment with August Technology, from the beginning of time through the date of your signing this Agreement.

3.6           Cooperation.  You agree that you will cooperate with August Technology with respect to any claims, actions or proceedings brought or threatened that related to your employment or any transactions, decisions or actions in which you were involved while an employee of August Technology.  You agree to make yourself reasonably available upon reasonable notice and at mutually agreeable times to discuss such matters and to appear without subpoena for deposition or testimony at the request of August Technology.  August Technology will compensate you for any reasonable expenses incurred in connection with your cooperation, including attorneys fees and travel expenses.

4.             Notice of Right to Consult Attorney and Forty-Five (45) Day Consideration Period.  By signing this Agreement, you acknowledge and agree that August Technology has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to forty-five (45) days from the receipt of this Agreement to consider whether the terms are acceptable to you.  August Technology encourages you to use the full 45-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the forty-five (45) day period.

5.             Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must (a) be in writing; (b) delivered to Susan Peattie, Director, Human Resources, August Technology Corporation, 4900 West 78th Street, Bloomington, MN 55435 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Susan Peattie, as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the severance pay and other benefits described in Section 2 and you will be obligated to return any such benefits and payments under Section 2 if already received.

6.             Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, August Technology are the sole property of August Technology.  By signing this Agreement you further agree and represent that you have returned to August Technology all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of August Technology.

7.             [intentionally omitted]

8.             Confidentiality.  You promise and agree not to disparage August Technology or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between August Technology and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

9.             Remedies.  If you breach any term of this Agreement, August Technology shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement.  If August Technology seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

10.           Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by August Technology or you of any liability or unlawful conduct whatsoever.  August Technology and you specifically deny any liability or unlawful conduct.

11.           Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of August Technology.  The rights and obligations of this Agreement shall inure to the successors and assigns of August Technology.

11.5         Effect of Death.  In the event you die before all payments under this Agreement have been made, the remaining payments shall be made to your spouse, Julie Ann Klenk, or if she is no longer living, then to your estate.

12.           Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

13.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

14.           Full Agreement.  This Agreement contains the full agreement between you and August Technology and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for paragraphs 8, 10-16, and those paragraphs necessary for the enforcement of paragraphs 10-16, of your Employment Agreement signed by the parties on March 6, 2002, as amended by the Amendment to Employment Agreement, which shall remain in full force and effect.

15.           Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against August Technology and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The offer contained in this Agreement will remain in effect until 5:00 p.m. on June 20, 2005, at which time it will expire if not accepted.  After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies of the Agreement.  Please then return one copy of this Agreement in the envelope provided by no later than 5:00 p.m. on June 20, 2005.  You should keep the other copy for your records.

Sincerely,

August Technology Corporation

/s/ Susan Peattie

Susan Peattie
Director, Human Resources

Enclosure

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, David Klenk, acknowledge and agree to the following:

•      I have had adequate time to consider whether to sign this Separation Agreement and Release.

•      I have read this Separation Agreement and Release carefully.

•      I understand and agree to all of the terms of the Separation Agreement and Release.

•      I am knowingly and voluntarily releasing my claims against August Technology.

•      I have not, in signing this Agreement, relied upon any statements or explanations made by August Technology except as for those specifically set forth in this Separation Agreement and Release.

•      I intend this Separation Agreement and Release to be legally binding.

•      I am signing this Separation Agreement and Release on or after my last day of employment with August Technology.

Accepted this 6th day of June, 2005.

/s/ David Klenk
David Klenk